UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 22, 2011

Mellanox Technologies, Ltd.

(Exact name of Registrant as Specified in its Charter)

Israel	001-33299	98-0233400
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Hermon Building

Yokneam, Israel 20692

(Address of Principal Executive Offices)

+972-4-909-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Restricted Stock Unit Awards; Increase in CEO’s Annual Salary

(a)           On March 22, 2011, the Board of Directors (the “Board”) of Mellanox Technologies, Ltd. (the “Company”), following the approval of the Audit Committee of the Board and the recommendation of the Compensation Committee of the Board, approved the award to Eyal Waldman, the Company’s President & CEO and Chairman of the Board, of fifty thousand (50,000) restricted stock units (the “Award”) under the Company’s Global Share Incentive Plan (2006).  Each restricted stock unit represents the right to receive one ordinary share of the Company upon vesting.  The Award vests at the rate of 12/48th of the original number of shares on May 1, 2012, and thereafter at the rate of 3/48th of the original number of shares on the first day of each quarterly period of August, November, February and May commencing August 1, 2012, with the last 3/48th of the original number of shares vesting on May 1, 2015, so long as Mr. Waldman continues to provide services to the Company.  The Award remains subject to the approval of the Company’s shareholders, and the Company intends to submit the Award to its shareholders for their approval at the Company’s upcoming annual general meeting of shareholders.

(b)           On March 22, 2011, the Board, following the approval of the Audit Committee of the Board and the recommendation of the Compensation Committee of the Board, approved an increase in the annual salary paid to Mr. Waldman, from $375,000 to $410,000, effective April 1, 2011.  The salary increase remains subject to the approval of the Company’s shareholders, and the Company intends to submit the salary increase to its shareholders for their approval at the Company’s upcoming annual general meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 22, 2011	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Michael Gray
	Name:	Michael Gray
	Title:	Chief Financial Officer